EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Lightbridge Provides Business Update and Announces First Quarter of 2020 Earnings Results

Conference Call on Thursday, May 14, 2020 at 4pm ET

RESTON, Va., May 13, 2020 (GLOBE NEWSWIRE) -- Lightbridge Corporation (NASDAQ: LTBR), an advanced nuclear fuel technology company, today announced financial results for the first quarter ended March 31, 2020, as well as the Company's corporate progress and other meaningful developments.

Seth Grae, President & Chief Executive Officer of Lightbridge Corporation, commented, “When COVID-19 changed our economic landscape in the first quarter, our company adapted quickly, working hard to ensure the safety of our employees and the continuity of our operations. I would like to thank our team for seamlessly handling our organizational changes while simultaneously battling the headwinds that came with COVID-19. We closed the first quarter with approximately $16.3M of cash on hand, continuing to maintain a disciplined approach to managing our cash expenditures, preserving liquidity, and optimizing our costs while we adjust our planning for the remainder of fiscal 2020 and 2021.

“We recently entered into our Cooperative Research and Development Agreement (CRADA) with Battelle Energy Alliance, LLC, the operating contractor of Idaho National Laboratory (INL), in collaboration with the U.S. Department of Energy (DOE). The scope of this CRADA is to design an experiment for irradiation of Lightbridge metallic fuel material samples in the Advanced Test Reactor (ATR) at Idaho National Lab (INL). The total project over the next 12 months has a value of approximately $845,000, with three-quarters of this amount funded by DOE for the scope performed by INL. We expect to begin work under the CRADA in the coming weeks and look forward to providing updates on our progress.

“For Lightbridge, the initiation of our CRADA is an important achievement on its merits. However, we also recognize the potential opportunities for additional collaborations with DOE in the future. The recently issued report from the Nuclear Fuel Working Group (NFWG) outlines a dramatic shift in federal policy related to strengthening America’s nuclear energy capabilities. These policies include a stated goal of funding research and development for advanced fuels and high-assay low-enriched uranium (HALEU). This initiative, combined with our CRADA, has the potential to position Lightbridge Fuel™ in front of key decisionmakers as these policies are enacted. We are excited about these opportunities, as well as others in the works, that will further our efforts towards the development and commercialization of Lightbridge Fuel™.

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Financial Highlights

The Company maintains a strong working capital position at March 31, 2020 and has no debt.

Cash Flows Summary

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The net change in the increase in cash and cash equivalent used was approximately $0.5 million for the three months ended March 31, 2020 compared to the three months ended March 31, 2019. Total cash used for the three months ended March 31, 2020 was $1.6 million compared to $1.1 million for the three months ended March 31, 2019. This increase consisted of the following:

o

Cash used in operating activities increased approximately $0.5 million for the three months ended March 31, 2020 compared to the three months ended March 31, 2019. This increase was primarily due to an increase in general and administrative expenses offset by a decrease in our research and development expenses, as a result of the decrease in work with Framatome and Enfission as Lightbridge is no longer conducting research and development activities with Framatome and Enfission.

o

Cash used in investing activities decreased by approximately $1.5 million for the three months ended March 31, 2020 compared to the three months ended March 31, 2019. This decrease was primarily due to the inactive status of the Enfission joint venture resulting in no capital contributions made in 2020.

o

Cash provided by financing activities decreased by approximately $1.6 million for the three months ended March 31, 2020 compared to the three months ended March 31, 2019. This decrease was primarily due to the decrease in proceeds from issuance of common stock in 2020, which was $0.4 million compared to $2.0 million proceeds for the three months ended March 31, 2019.

Balance Sheet Summary

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Cash and cash equivalents were $16.3 million at March 31, 2020, compared to $17.9 million at December 31, 2019, a decrease of $1.6 million in cash and cash equivalents for the three months ended March 31, 2020.

•

Total assets were $18.5 million at March 31, 2020 and total liabilities were $0.5 million at March 31, 2020. Working capital was $16.2 million at March 31, 2020 versus $18.1 million at December 31, 2019. This decrease of $1.9 million in working capital was due primarily to the factors stated above in the cash flow summary.

•	Stockholders’ equity was $18.0 million at March 31, 2019 versus $19.9 million at December 31, 2019. This decrease was primarily due to the net loss reported for the three months ended March 31, 2020.

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Operations Summary

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General and administrative expenses for the three months ended March 31, 2020 were $1.9 million compared to $1.3 million for the three months ended March 31, 2019. This increase of approximately $0.6 million was due to an increase in professional fees of approximately $0.4 million, an increase in employee compensation and employee benefits of approximately $0.1 million and an increase in severance payments of $0.2 million, due to employee layoffs at March 31, 2020. These increases were offset by a decrease in stock-based compensation of approximately $0.1 million, due to the decrease in stock option expense for prior stock option awards that have become fully vested in prior reporting periods.

•

Lightbridge’s total corporate research and development costs amounted to $0.4 million for the three months ended March 31, 2020 compared to $0.9 million for the three months ended March 31, 2018. This decrease of $0.5 million was primarily due to the decrease in R&D work with Framatome and Enfission as Lightbridge is no longer conducting R&D activities with Framatome and Enfission.

•

Total net other operating expenses were $0 for the three months ended March 31, 2020 compared to $0.9 million for the three months ended March 31, 2019 a decrease of $0.9 million. This decrease is a result of the inactive status of the Enfission joint venture at March 31, 2020 and December 31, 2019.

•	Total net other income was $0.1 million for three months ended March 31, 2020 and 2019, which represents interest income on our cash balances.

•

Net loss for the three months ended March 31, 2020 was $2.3 million compared to $3.1 million for 2019. This decrease of $0.8 million was primarily due to the factors stated above in the operations summary.

FISCAL YEAR 2019 CONFERENCE CALL & WEBCAST

Lightbridge will host a conference call on Thursday, May 14th at 4:00 p.m. Eastern Time to discuss the Company's financial results for the three months ended March 31, 2020, as well as the Company's corporate progress and other meaningful developments.

Interested parties can access the conference call by calling 877-407-3088 for U.S. callers, or 201-389-0927 for international callers. The call will be available on the Company’s website via webcast at https://www.ltbridge.com/investors/news-events/ir-calendar. The conference call will be led by Seth Grae, President and Chief Executive Officer and other Lightbridge executives will also be available to answer questions.

About Lightbridge Corporation

Lightbridge (NASDAQ: LTBR) is an advanced nuclear fuel technology development company based in Reston, Virginia, United States. The Company is developing Lightbridge Fuel™, a proprietary next-generation nuclear fuel technology for current and future reactors, which significantly enhances the economics, safety, and proliferation resistance of nuclear power. Lightbridge invented, patented, and has independently validated its technology, with goals of preventing climate change and enhancing national security. The Company has assembled a world-class development team. Four large electric utilities that generate about half of America’s nuclear power advise Lightbridge on fuel development and deployment. The Company plans to operate under a licensing and royalty model, and based on the increased power generated by Lightbridge-designed fuel expects to offer high ROI for operators of existing and new reactors. For more information please visit: www.ltbridge.com.

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Forward Looking Statements

With the exception of historical matters, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the timing and outcome of research and development activities, other steps to commercialize Lightbridge Fuel™ and future governmental support and funding for nuclear energy. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to: the Company’s ability to commercialize its nuclear fuel technology; the degree of market adoption of the Company's product and service offerings; market competition; dependence on strategic partners; demand for fuel for nuclear reactors; the Company's ability to manage its business effectively in a rapidly evolving market; changes in the political environment; risks associated with the further spread of COVID-19, including the ultimate impact of COVID-19 on people, economies, and the Company’s ability to access capital markets; the outcome of the arbitration with the Company’s former joint venture partner and dissolution of the Enfission joint venture; as well as other factors described in Lightbridge's filings with the U.S. Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

A further description of risks and uncertainties can be found in Lightbridge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in its subsequent reports on Form 10-Q, including in the sections thereof captioned “Risk Factors” and “Forward-Looking Information and Factors That May Affect Future Results”, as well as in its subsequent reports on Form 8-K, all of which are filed with the U.S. Securities and Exchange Commission and available at http://www.sec.gov/ and www.ltbridge.com.

Investor Relations Contact:

Porter, LeVay & Rose, Inc.

Matthew Abenante

Tel: 212-564-4700
ir@ltbridge.com

*** tables follow ***

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LIGHTBRIDGE CORPORATION

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2020	2019
	Unaudited
ASSETS
Current Assets
Cash and cash equivalents	$16,334,353	$17,958,989
Other receivable from joint venture	—	400,000
Prepaid expenses and other current assets	344,652	47,371
Total Current Assets	16,679,005	18,406,360
Other Assets
Patent costs	1,802,907	1,798,484
Total Assets	$18,481,912	$20,204,844

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$485,693	$350,299
Total Current Liabilities	485,693	350,299

Commitments and contingencies – (Note 5)

Stockholders’ Equity
Preferred stock, $0.001 par value, 10,000,000 authorized shares:
Convertible Series A preferred shares, 745,896 shares and 757,770 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively (liquidation preference $2,641,401 and $2,636,764 at March 31, 2020 and December 31, 2019, respectively)	745	757
Convertible Series B preferred shares, 2,666,667 issued and outstanding at March 31, 2020 and December 31, 2019, (liquidation preference $4,649,140 and $4,569,180 at March 31, 2020 and December 31, 2019, respectively)	2,667	2,667
Common stock, $0.001 par value, 8,333,333 authorized, 3,363,679 shares and 3,252,371 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	3,364	3,252
Additional paid-in capital	134,338,275	133,932,615
Accumulated deficit	(116,348,832)	(114,084,746)
Total Stockholders’ Equity	17,996,219	19,854,545
Total Liabilities and Stockholders’ Equity	$18,481,912	$20,204,844

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LIGHTBRIDGE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,
	2020	2019
Revenue	$—	$—

Operating Expenses
General and administrative	1,936,755	1,357,762
Research and development	389,824	922,235
Total Operating Expenses	2,326,579	2,279,997

Other Operating Income and (Loss)
Other income from joint venture	—	355,281
Equity in loss from joint venture	—	(1,295,032)
Total Other Operating Income and (Loss)	—	(939,751)

Operating Loss	(2,326,579)	(3,219,748)

Other Income and (Expenses)
Interest income	62,493	109,221
Total Other Income and (Expenses)	62,493	109,221

Net Loss before Income Taxes	(2,264,086)	(3,110,527)

Income Taxes	—	—

Net Loss	$(2,264,086)	$(3,110,527)

Accumulated Preferred Stock Dividend	(125,911)	(120,815)
Deemed additional dividend on preferred stock dividend due to beneficial conversion feature	(54,317)	(51,371)

Net Loss Attributable to Common Stockholders	$(2,444,314)	$(3,282,713)

Net Loss Per Common Share,
Basic and Diluted	$(0.74)	$(1.14)

Weighted Average Number of Common Shares Outstanding	3,294,998	2,885,921

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 LIGHTBRIDGE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,
	2020	2019
Operating Activities:
Net Loss	$(2,264,086)	$(3,110,527)
Adjustments to reconcile net loss from operations to net cash used in operating activities:
Stock-based compensation	6,085	335,013
Equity in loss from joint venture	—	1,295,032
Changes in operating working capital items:
Other receivable from joint venture	400,000	(265,548)
Prepaid expenses and other assets	(297,281)	(157,314)
Accounts payable and accrued liabilities	135,394	356,566
Net Cash Used In Operating Activities	(2,019,888)	(1,546,778)

Investing Activities:
Investment in joint venture	—	(1,440,000)
Patent costs	(4,423)	(108,761)
Net Cash Used In Investing Activities	(4,423)	(1,548,761)

Financing Activities:
Net proceeds from the issuance of common stock	399,675	1,986,485
Net Cash Provided by Financing Activities	399,675	1,986,485

Net Decrease In Cash and Cash Equivalents	(1,624,636)	(1,109,054)

Cash and Cash Equivalents, Beginning of Period	17,958,989	24,637,295

Cash and Cash Equivalents, End of Period	$16,334,353	$23,528,241

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period:
Interest paid	$—	$—
Income taxes paid	$—	$—
Non-Cash Financing Activities:
Accumulated preferred stock dividend	$180,228	$172,186
Conversion of Series A convertible preferred stock to common stock and payment of paid-in- kind dividends to Series A preferred stockholder	$8,975	$—

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